EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCCOUNTING FIRM

We consent to the incorporation by reference in CPS Technologies Corporation`s Registration Statement Nos. 33-18398 and 333-129620 on Forms S-8 of our report dated March 27, 2009, relating to our audits of the financial statements of CPS Technologies Corporation which appears in this Annual Report on Form 10-K.

Wolf & Company, P.C.

Boston, Massachusetts
March 27, 2009